News Release

Investor Contact:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

Rhino Resource Partners LP Announces

Second Quarter 2017 Financial and Operating Results

LEXINGTON, KY (August 9, 2017) – Rhino Resource Partners LP (OTCQB: RHNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended June 30, 2017. For the quarter, the Partnership reported net income of $0.3 million and Adjusted EBITDA of $6.9 million, compared to a net loss of $121.9 million and Adjusted EBITDA of $4.5 million in the second quarter of 2016. Approximately $118.7 million of asset impairment charges impacted the net loss for the quarter ended June 30, 2016. Diluted net loss per common unit was $0.08 for the quarter compared to diluted net loss per common unit of $13.42 for the second quarter of 2016. Total revenues for the quarter were $56.5 million, with coal sales generating $54.7 million of the total, compared to total revenues of $41.6 million and coal revenues of $39.1 million in the second quarter of 2016. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

The Partnership continued the suspension of the cash distribution for its common units for the current quarter. No distributions will be paid for common or subordinated units for the quarter ended June 30, 2017.

Rick Boone, President and Chief Executive Officer of Rhino’s general partner, stated, “The recovery in the coal markets especially the met market, continues to yield a very positive impact on our operating results. Our Adjusted EBITDA during the second quarter of 2017 was our highest quarterly amount since the first quarter of 2014. We expect the ongoing market improvement will provide us with improved financial results for the remainder of 2017. We are fully contracted for our forecasted met and thermal coal production for the remainder of this year and we have begun to execute long-term sales contracts for a portion of our thermal coal business for years 2018 through 2020. We continue to explore long-term met coal sales to international customers and we recently shipped a met coal test shipment of 44,000 metric tons with a major international steel company that could lead to a multi-year sales agreement.

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Our debt remains at historically low levels while we have invested over $10 million in capital during the first half of 2017 to expand our met coal production capabilities in our Central Appalachia operations and maintain our other operations. We have increased our coal production year-over-year and based upon contract sales we will end 2017 over one million tons ahead of our 2016 level. To achieve the increased production we have increased our employee count by over 70 employees in our Central Appalachia division.

Safety for our workers is always a primary focus for Rhino and we remain steadfast in providing a safe work environment for all our employees. Even while increasing our workforce and our coal production our safety results are improved over the same period in 2016.

We continue to explore different financing alternatives for our existing credit facility and are confident we will have a financing solution finalized in the next few months. Our sponsor, Royal Energy Resources, Inc. (OTCQB: ROYE) (“Royal”), as well as our strong financial partner, Yorktown Partners LLC, provide us with financial stability and a solid foundation for growth. Our strong balance sheet with historical low debt levels and the improved coal markets provide a combination for long-term growth and the capability to be a significant competitor in the world-wide coal markets.

We have recently executed long-term sales agreements with customers for our Pennyrile, Castle Valley and CAM Mining operations. Pennyrile recently booked sales for 400,000 tons per year for 2018 through 2020 with a major utility customer and we believe current negotiations with other customers will lead to Pennyrile being fully contracted for 2018 and beyond. At Castle Valley, we recently executed a sales agreement for the second half of 2017 that fully contracts this operation’s production for the remainder of this year. We have also booked sales for Castle Valley for 300,000 tons per year for 2018 through 2020 with a major utility and we are in the final stages with a sales agreement to fully contract Castle Valley for 2018. At our Central Appalachia operations, we have contracted 750,000 tons of steam coal for 2018 and we have 80,000 tons of met coal committed to a domestic customer. We have responded to multiple requests for bids for domestic met coal sales for 2018 and our ongoing negotiations with different international met coal customers provides a strong indication we will be able to fully contract our met coal production for 2018 at acceptable prices. We expect to get firm commitments for 2018 on our met coal over the coming months. In Northern Appalachia, we continue to seek long-term sales agreements for our Hopedale operation.

Overall, we remain encouraged by the continued rally in the coal markets and we believe Rhino will provide strong financial results for the remainder of 2017 as we continue to focus on cost and cash generation to bring value to our unitholders.”

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Coal Operations Update

Pennyrile

●	Pennyrile’s long-term sales contracts have committed sales of 1.3 million tons for full-year 2017 and 550,000 tons for 2018.
●	Sales volume for the current quarter was 357,000 tons, versus 333,000 in the prior year and 341,000 in the prior quarter. For the second quarter, coal revenues per ton increased to $49.30 compared to $47.98 in the prior year due to higher contracted sales prices.
●	Cost of operations per ton was $40.85 versus $41.38 in the prior year and $41.55 in the prior quarter. The decrease was primarily due to fixed operating costs being allocated to higher production and sales during the current period.

Central Appalachia

●	Coal revenues were $25.6 million, versus $5.6 million in the prior year and $23.3 million in the prior quarter. The increase in revenue was primarily due to the increase in demand for met and steam coal tons sold from this region. Coal revenues per ton in the quarter was $66.42 versus $63.03 in the prior year and $72.00 in the prior quarter. Metallurgical coal revenue per ton in the quarter was $83.45 versus $83.72 in the prior year and $84.82 in the prior quarter. Steam coal revenue in the quarter was $51.11 per ton versus $51.99 in the prior year and $52.31 in the prior quarter. Sales volume was 386,000 tons in the quarter versus 88,000 in the prior year and 324,000 tons in the prior quarter.
●	Cost of operations per ton in the quarter was $53.05 versus $69.12 in the prior year and $56.82 in the prior quarter. The decrease in cost per ton period-over-period was due to an increase in tons sold that was primarily related to increased met and steam coal demand compared to the prior year.
●	Central Appalachia sales are fully contracted through 2017 at current production levels.

Rhino Western

●	Coal revenues per ton in the quarter was $38.31 versus $38.70 in the prior year and $38.19 in the prior quarter. Coal revenues per ton decreased by $0.39 or 1.0% compared to the prior year.
●	Sales volume was 229,000 tons versus 215,000 tons in the prior year and 191,000 tons in the prior quarter. The increase in coal sales in the second quarter of 2017 was the result of an increase in tons sold from our Castle Valley mine.
●	Cost of operations per ton was $29.13 versus $29.54 in the prior year and $35.26 in the prior quarter. The decrease in the cost of operations per ton was the result of increased production from our Castle Valley mine in the current period.

Northern Appalachia

●	Sales volume was 75,000 tons, versus 161,000 tons in the prior year and 118,000 tons in the prior quarter. Sales were lower period-over-period due to decreased sales volumes from our Sands Hills and Hopedale operations due to weak demand for coal from this region.
●	For the second quarter, coal revenues per ton decreased $21.11 to $36.10 which was primarily due to the larger mix of lower prices tons being sold from our Sands Hill complex compared to higher priced tons sold from our Hopedale complex.
●	Cost of operations decreased by $2.4 million to $5.4 million from $7.8 million in the prior year and $6.2 in the prior quarter.

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Capital Expenditures

●	Maintenance capital expenditures for the second quarter were approximately $4.0 million.
●	Expansion capital expenditures for the second quarter were approximately $0.1 million.

Sales Commitments

The table below displays Rhino’s committed coal sales for the periods indicated.

	Q3 to Q4 2017		Year 2018		Year 2019
	Avg Price	Tons	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$45.23	882,100	$39.75	550,000	$39.00	400,000
Rhino Western	$36.22	527,547	$38.00	300,000	$38.00	300,000
Central Appalachia	$71.15	816,600	$56.17	827,000	$-	-
Total	$52.60	2,226,247	$47.54	1,677,000	$38.57	700,000

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the operating performance of the Partnership’s segments. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

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Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended June 30, 2017 included:

●	Adjusted EBITDA from continuing operations of $6.9 million and net income from continuing operations of $0.3 million compared to Adjusted EBITDA from continuing operations of $3.9 million and a net loss from continuing operations of $3.7 million in the second quarter of 2016. Adjusted EBITDA from continuing operations increased period to period due to an increase in net income during the three months ended June 30, 2017 compared to net loss generated for the three months ended June 30, 2016. Including net loss from discontinued operations of approximately $118.3 million, total net loss for the three months ended June 30, 2016 was $121.9 million while Adjusted EBITDA was $4.5 million. We did not incur a gain or loss from discontinued operations for the second quarter of 2017.
●	Basic and diluted net loss per common unit from continuing operations of $0.08 compared to basic and diluted net loss per common unit from continuing operations of $0.40 for the second quarter of 2016.
●	Coal sales were 1.0 million tons, which was an increase of 31.2% compared to the second quarter of 2016, primarily due to increased sales from Central Appalachia operations.
●	Total revenues and coal revenues of $56.5 million and $54.7 million, respectively, compared to $41.6 million and $39.1 million, respectively, for the same period of 2016.
●	Coal revenues per ton of $52.25 compared to $49.01 for the second quarter of 2016, an increase of 6.6%.
●	Cost of operations from continuing operations of $46.7 million compared to $33.4 million for the same period of 2016 as production was increased in the Central Appalachia region to meet the increased demand for met and steam coal during the second quarter of 2017.
●	Cost of operations per ton from continuing operations of $44.57 compared to $41.81 for the second quarter of 2016, an increase of 6.6%.

Total coal revenues increased approximately 39.9% period-over-period primarily due to the increase in production in Central Appalachia resulting from recent increases in demand for met and steam coal from this region. Coal revenues per ton increased primarily due to a higher mix of higher priced tons sold from Central Appalachia compared to the same period of 2016. Total cost of production increased by 39.9% during the second quarter of 2017 primarily due to an increase of $14.4 million in total cost of operations in Central Appalachia, which was also the result of increased production in Central Appalachia due to increased demand for met and steam coal from this region. The increase in the cost of operations on a per ton basis was primarily due to fixed operating costs being allocated to lower production and sales tons in Northern Appalachia for the three months ended June 30, 2017 compared to the prior period.

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Results for the six months ended June 30, 2017 included:

●	Adjusted EBITDA from continuing operations of $11.7 million and net loss from continuing operations of $1.7 million compared to Adjusted EBITDA from continuing operations of $9.3 million and a net loss from continuing operations of $5.8 million in the first six months of 2016. Adjusted EBITDA from continuing operations increased period to period due to lower net loss during the six months ended June 30, 2017 compared to the same period in 2016. Including net loss from discontinued operations of approximately $117.4 million, total net loss for the six months ended June 30, 2016 was $123.2 million while Adjusted EBITDA was $11.1 million. We did not incur a gain or loss from discontinued operations for the first six months of 2017.
●	Basic and diluted net loss per common unit from continuing operations of $0.30 compared to basic and diluted net loss per common unit from continuing operations of $1.25 for the first six months of 2016.
●	Coal sales were 2.0 million tons, which was an increase of 27.2% compared to the first six months of 2016, primarily due to increased sales from Central Appalachia operations.
●	Total revenues and coal revenues of $110.1 million and $106.5 million, respectively, compared to $80.9 million and $75.8 million, respectively, for the same period of 2016.
●	Coal revenues per ton of $52.70 compared to $47.72 for the first six months of 2016, an increase of 10.4%.
●	Cost of operations from continuing operations of $91.6 million compared to $62.8 million for the same period of 2016 as production was increased in the Central Appalachia region to meet the increase demand for met and steam coal during the first six months of 2017.
●	Cost of operations per ton from continuing operations of $45.34 compared to $39.58 for the first six months of 2016, an increase of 14.6%.

Total coal revenues increased approximately 40.5% period-over-period primarily due to the increase in production in Central Appalachia resulting from recent increases in demand for met and steam coal from this region. Coal revenues per ton increased primarily due to a higher mix of higher priced tons sold from Central Appalachia compared to the same period of 2016. Total cost of production increased by 45.7% during the first six months of 2017 primarily due to an increase of $25.9 million in total cost of operations in Central Appalachia, which was also the result of increased production in Central Appalachia due to increased demand for met and steam coal from this region. The increase in the cost of operations on a per ton basis was primarily due to fixed operating costs being allocated to lower production and sales tons in Northern Appalachia for the six months ended June 30, 2017 compared to the same period in 2016. The cost of operations for the six months ended June 30, 2016 was also impacted by a prior service cost benefit of $3.9 million resulting from the cancellation of the postretirement benefit plan at our Hopedale operation.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. For the quarter ended June 30, 2017, the Partnership had four reportable business segments: Central Appalachia, Northern Appalachia, Rhino Western and Illinois Basin. Additionally, the Partnership has an Other category that includes its ancillary businesses.

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(In millions, except per ton data and %)	Second Quarter 2017	Second Quarter 2016	% Change* 2Q17 / 2Q16	Year to Date 2017	Year to Date 2016	% Change* 2017 / 2016
Central Appalachia
Coal revenues	$25.6	$5.6	360.7%	$48.9	$11.2	338.1%
Total revenues	$25.6	$5.6	356.1%	$49.0	$11.2	335.8%
Coal revenues per ton*	$66.42	$63.03	5.4%	$68.96	$59.29	16.3%
Cost of operations	$20.5	$6.1	235.6%	$38.8	$12.9	200.2%
Cost of operations per ton*	$53.05	$69.12	(23.2%)	$54.77	$68.72	(20.3%)
Tons produced	0.399	0.112	256.6%	0.731	0.196	272.1%
Tons sold	0.386	0.088	337.2%	0.709	0.188	276.7%
Northern Appalachia
Coal revenues	$2.7	$9.2	(70.3%)	$7.1	$15.9	(55.1%)
Total revenues	$4.5	$11.6	(61.2%)	$10.6	$20.7	(48.8%)
Coal revenues per ton*	$36.10	$57.21	(36.9%)	$36.71	$55.95	(34.4%)
Cost of operations	$5.4	$7.8	(31.4%)	$11.6	$10.7	8.4%
Cost of operations per ton*	$71.04	$48.66	46.0%	$59.76	$37.70	58.5%
Tons produced	0.084	0.148	(43.2%)	0.204	0.259	(21.2%)
Tons sold	0.075	0.161	(53.0%)	0.194	0.284	(31.6%)
Rhino Western
Coal revenues	$8.8	$8.3	5.3%	$16.1	$17.9	(10.4%)
Total revenues	$8.8	$8.3	5.3%	$16.1	$17.9	(10.4%)
Coal revenues per ton*	$38.31	$38.70	(1.0%)	$38.26	$38.37	(0.3%)
Cost of operations	$6.7	$6.4	4.9%	$13.4	$14.5	(7.8%)
Cost of operations per ton*	$29.13	$29.54	(1.4%)	$31.92	$31.13	2.6%
Tons produced	0.237	0.249	(4.7%)	0.424	0.487	(12.9%)
Tons sold	0.229	0.215	6.3%	0.420	0.467	(10.1%)
Illinois Basin
Coal revenues	$17.6	$16.0	10.0%	$34.4	$30.8	11.6%
Total revenues	$17.6	$16.0	10.0%	$34.4	$30.9	11.6%
Coal revenues per ton	$49.30	$47.98	2.8%	$49.31	$47.49	3.8%
Cost of operations	$14.6	$13.8	5.7%	$28.7	$26.5	8.6%
Cost of operations per ton	$40.85	$41.38	(1.3%)	$41.19	$40.79	1.0%
Tons produced	0.367	0.341	7.4%	0.710	0.668	6.2%
Tons sold	0.357	0.333	7.1%	0.698	0.649	7.5%
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$0.0	$0.1	(94.8%)	$0.0	$0.2	(94.5%)
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	($0.5)	($0.7)	(43.4%)	($0.9)	($1.8)	(46.1%)
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$54.7	$39.1	39.9%	$106.5	$75.8	40.5%
Total revenues	$56.5	$41.6	35.9%	$110.1	$80.9	36.0%
Coal revenues per ton*	$52.25	$49.01	6.6%	$52.70	$47.72	10.4%
Cost of operations	$46.7	$33.4	39.9%	$91.6	$62.8	45.7%
Cost of operations per ton*	$44.57	$41.81	6.6%	$45.34	$39.58	14.6%
Tons produced	1.087	0.850	27.9%	2.069	1.610	28.4%
Tons sold	1.047	0.797	31.2%	2.021	1.588	27.2%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The activities performed by Rhino’s ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and cost of operations per ton are not presented for the Other category.

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Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership’s Northern Appalachia, Rhino Western and Illinois Basin segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)	Second Quarter 2017	Second Quarter 2016	% Change* 2Q17 / 2Q16	Year to Date 2017	Year to Date 2016	% Change* 2017 / 2016
Met coal tons sold	182.5	30.7	494.6%	378.4	47.0	705.4%
Steam coal tons sold	203.1	57.5	253.2%	330.7	141.3	134.1%
Total tons sold	385.6	88.2	337.2%	709.1	188.3	276.7%

Met coal revenue	$15,229	$2,569	492.7%	$31,846	$3,899	716.8%
Steam coal revenue	$10,380	$2,990	247.2%	$17,055	$7,263	134.8%
Total coal revenue	$25,609	$5,559	360.7%	$48,901	$11,162	338.1%

Met coal revenues per ton	$83.45	$83.72	(0.3%)	$84.16	$82.99	1.4%
Steam coal revenues per ton	$51.11	$51.99	(1.7%)	$51.57	$51.41	0.3%
Total coal revenues per ton	$66.42	$63.03	5.4%	$68.96	$59.29	16.3%

Met coal tons produced	171.7	41.8	311.1%	352.7	57.7	511.5%
Steam coal tons produced	227.6	70.2	224.2%	378.0	138.7	172.6%
Total tons produced	399.3	112.0	256.6%	730.7	196.4	272.1%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

Second Quarter 2017 Financial and Operational Results Conference Call

The Partnership will not host a conference call this quarter. Any inquiries can be made to the Partnership’s investor relations department.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States. Additional information regarding Rhino is available on its web site – RhinoLP.com.

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Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Coal Operations Update.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: Rhino’s inability to obtain additional financing necessary to fund its capital expenditures, meet working capital needs and maintain and grow its operations and its related ability to continue as a going concern or its inability to obtain alternative financing upon the expiration of its amended and restated senior secured credit facility; Rhino’s future levels of indebtedness, liquidity and compliance with debt covenants; volatility and recent declines in the price of Rhino’s common units; sustained depressed levels of or decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; declines in demand for electricity and coal; current and future environmental laws and regulations, which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; the availability and prices of competing electricity generation fuels; a variety of operating risks, such as unfavorable geologic conditions, adverse weather conditions and natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; poor mining conditions resulting from the effects of prior mining; the availability and costs of key supplies and commodities such as steel, diesel fuel and explosives; fluctuations in transportation costs or disruptions in transportation services, which could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor, increased labor costs or work stoppages; Rhino’s ability to secure or acquire new or replacement high-quality coal reserves that are economically recoverable; material inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds, which could affect coal consumers and reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as changes resulting from low natural gas prices; changes in governmental regulation of the electric utility industry; defects in title in properties that Rhino owns or losses of any of its leasehold interests; Rhino’s ability to retain and attract senior management and other key personnel; material inaccuracy of assumptions underlying reclamation and mine closure obligations; and weakness in global economic conditions.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

# # #

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RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS OF JUNE 30, 2017 AND DECEMBER 31, 2016
(in thousands)

	June 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37	$47
Accounts receivable, net of allowance	19,579	13,893
Inventories	10,471	8,050
Investment in available for sale securities	10,580	3,532
Prepaid expenses and other	5,579	6,031
Total current assets	46,246	31,553
Net property, plant & equipment, incl coal properties, mine development and construction costs	181,033	182,307
Investment in unconsolidated affiliates	130	5,121
Intangible purchase option	21,750	21,750
Note receivable - related party	2,040	2,040
Other non-current assets	35,284	34,670
TOTAL	$286,483	$277,441
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,854	$10,420
Current portion of long-term debt	12,290	10,040
Accrued expenses and other	15,945	10,980
Total current liabilities	41,089	31,440
NON-CURRENT LIABILITIES:
Asset retirement obligations	23,275	22,361
Other non-current liabilities	45,783	45,371
Total non-current liabilities	69,058	67,732
Total liabilities	110,147	99,172
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited partners	150,759	154,696
Subscription receivable from limited partners	(2,000)	(2,000)
General partner	8,942	8,959
Preferred partners	17,473	15,000
Preferred partner distribution earned	(2,473)	-
Accumulated other comprehensive income	3,635	1,614
Total partners’ capital	176,336	178,269
TOTAL	$286,483	$277,441

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RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(in thousands, except per unit data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2017	2016	2017	2016
REVENUES:
Coal sales	$54,710	$39,106	$106,491	$75,786
Freight and handling revenues	187	581	318	1,210
Other revenues	1,638	1,926	3,276	3,947
Total revenues	56,535	41,613	110,085	80,943
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	46,671	33,361	91,610	62,857
Freight and handling costs	228	516	997	1,066
Depreciation, depletion and amortization	5,609	5,810	11,307	11,851
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	2,732	3,904	5,783	7,943
Loss/(Gain) on sale/disposal of assets—net	80	(25)	43	(295)
Total costs and expenses	55,320	43,566	109,740	83,422
INCOME/(LOSS) FROM OPERATIONS	1,215	(1,953)	345	(2,479)
INTEREST AND OTHER (EXPENSE)/INCOME:
Interest expense	(965)	(1,720)	(2,120)	(3,290)
Interest income and other	-	31	-	64
Equity in net (loss)/income of unconsolidated affiliates	40	(26)	36	(105)
Total interest and other (expense)	(925)	(1,715)	(2,084)	(3,331)
NET INCOME/(LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	290	(3,668)	(1,739)	(5,810)
INCOME TAXES	-	-	-	-
NET INCOME/(LOSS) FROM CONTINUING OPERATIONS	290	(3,668)	(1,739)	(5,810)
DISCONTINUED OPERATIONS (NOTE 3)
Loss from discontinued operations	-	(118,285)	-	(117,366)
NET INCOME/(LOSS)	290	(121,953)	(1,739)	(123,176)
Other comprehensive income:
Fair market value adjustment for available-for-sale investment	554	-	2,021	-
Amortization of actuarial gain	-	-	-	(4,796)
COMPREHENSIVE INCOME/(LOSS)	$844	$(121,953)	$282	$(127,972)

General partner’s interest in net (loss):
Net (loss) from continuing operations	$(4)	$(24)	$(17)	$(67)
Net (loss) from discontinued operations	-	(784)	-	(765)
General partner’s interest in net (loss)	$(4)	$(808)	$(17)	$(832)
Common unitholders’ interest in net (loss):
Net (loss) from continuing operations	$(970)	$(3,145)	$(3,829)	$(4,202)
Net (loss)from discontinued operations	-	(101,413)	-	(85,309)
Common unitholders’ interest in net (loss)	$(970)	$(104,558)	$(3,829)	$(89,511)
Subordinated unitholders’ interest in net (loss):
Net (loss) from continuing operations	$(93)	$(499)	$(366)	$(1,541)
Net (loss) from discontinued operations	-	(16,088)	-	(31,292)
Subordinated unitholders’ interest in net (loss)	$(93)	$(16,587)	$(366)	$(32,833)
Preferred unitholders’ interest in net income:
Net income from continuing operations	$1,357	n/a	$2,473	n/a
Net income from discontinued operations	-	n/a	-	n/a
Preferred unitholders’ interest in net income	$1,357	n/a	$2,473	$-
Net (loss) per limited partner unit, basic:
Common units:
Net (loss) per unit from continuing operations	$(0.08)	$(0.40)	$(0.30)	$(1.25)
Net (loss) per unit from discontinued operations	-	(13.02)	-	(25.32)
Net (loss) per common unit, basic	$(0.08)	$(13.42)	$(0.30)	$(26.57)
Subordinated units
Net (loss) per unit from continuing operations	$(0.08)	$(0.40)	$(0.30)	$(1.25)
Net (loss) per unit from discontinued operations	-	(13.02)	-	(25.32)
Net (loss) per subordinated unit, basic	$(0.08)	$(13.42)	$(0.30)	$(26.57)
Preferred units
Net income per unit from continuing operations	$0.90	n/a	$1.65	n/a
Net income per unit from discontinued operations	-	n/a	-	n/a
Net income per preferred unit, basic	$0.90	n/a	$1.65	n/a
Net (loss)/income per limited partner unit, diluted:
Common units
Net (loss) per unit from continuing operations	$(0.08)	$(0.40)	$(0.30)	$(1.25)
Net (loss) per unit from discontinued operations	-	(13.02)	-	(25.32)
Net (loss) per common unit, diluted	$(0.08)	$(13.42)	$(0.30)	$(26.57)
Subordinated units
Net (loss) per unit from continuing operations	$(0.08)	$(0.40)	$(0.30)	$(1.25)
Net (loss) per unit from discontinued operations	-	(13.02)	-	(25.32)
Net (loss) per subordinated unit, diluted	$(0.08)	$(13.42)	$(0.30)	$(26.57)
Preferred units
Net income per unit from continuing operations	$0.90	n/a	$1.65	n/a
Net income per unit from discontinued operations	-	n/a	-	n/a
Net income per preferred unit, diluted	$0.90	n/a	$1.65	n/a

Distributions paid per limited partner unit (1)	$-	$-	$-	$-

Weighted average number of limited partner units outstanding, basic:
Common units	12,964	7,788	12,920	3,368
Subordinated units	1,236	1,236	1,236	1,236
Preferred units	1,500	n/a	1,500	n/a
Weighted average number of limited partner units outstanding, diluted:
Common units	12,964	7,788	12,920	3,368
Subordinated units	1,236	1,236	1,236	1,236
Preferred units	1,500	n/a	1,500	n/a

(1) No distributions were paid for the six months ended June 30, 2017 and 2016.

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Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).

($ in millions)	Second Quarter 2017	Second Quarter 2016	Year to Date 2017	Year to Date 2016
Net (loss) from continuing operations	$0.3	$(3.7)	$(1.7)	$(5.8)
Plus:
Depreciation, depletion and amortization (DD&A)	5.6	5.8	11.3	11.9
Interest expense	1.0	1.7	2.1	3.3
EBITDA from continuing operations*	6.9	3.9	11.7	9.3
Adjusted EBITDA from continuing operations	6.9	3.9	11.7	9.3
EBITDA from discontinued operations	-	0.6	-	1.8
Adjusted EBITDA*	$6.9	$4.5	$11.7	$11.1

* Totals may not foot due to rounding.

	Three Months Ended June 30,		Six Months Ended June 30
($ in millions)	2017	2016	2017	2016
Net cash provided by operating activities	$6.0	$5.3	$7.3	$4.1
Plus:
Increase in net operating assets	1.4	-	4.9	1.0
Gain on sale of assets	-	0.1	-	0.3
Amortization of deferred revenue	-	0.6	-	0.7
Amortization of actuarial gain	-	-	-	4.8
Interest expense	1.0	1.7	2.1	3.3
Equity in net income of unconsolidated affiliate	0.1	-	0.1	-
Less:
Decrease in net operating assets	-	1.4	-	-
Amortization of advance royalties	0.3	0.3	0.6	0.6
Amortization of debt issuance costs	0.4	0.4	0.7	1.0
Loss on retirement of advanced royalties	-	-	0.1	0.1
Provision for doubtful accounts	-	0.1	-	0.1
Loss on sale of assets	0.1	-	0.1	-
Equity based compensation	0.3	0.5	0.3	0.5
Accretion on asset retirement obligations	0.5	0.4	0.9	0.7
Equity in net loss of unconsolidated affiliates	-	0.1	-	0.1
Adjusted EBITDA	$6.9	$4.5	11.7	11.1
Less: EBITDA from discontinued operations	-	0.6	-	1.8
Adjusted EBITDA from continuing operations	$6.9	$3.9	$11.7	$9.3

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